Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

CHARTWELL MINERALS INC.

FIRST:    The name of the Corporation is Chartwell Minerals Inc. (the “Corporation”).

SECOND:    The address of the registered office of the Corporation in the State of Delaware is c/o Maples Fiduciary Services (Delaware) Inc., 4001 Kennett Pike, Suite 302, Wilmington, Delaware, 19807. The name of the registered agent of the Corporation in the State of Delaware at such address is Maples Fiduciary Services (Delaware) Inc.

THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as it now exists or may hereafter be amended and supplemented.

FOURTH:    The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, having a par value of $0.01 per share. The Corporation shall be permitted to have fractional shares.

FIFTH:    At the time a director is added to the Board of Directors in accordance with the DGCL and the by-laws of the Corporation (the “By-Laws”), the stockholders of the Corporation shall, in a resolution adopted by the stockholders (whether by written action or by vote), specify the number of votes, or a formula for determining the number of votes, such director shall have on any matter brought before the Board of Directors, which such number of votes may be greater than or less than those of certain other directors. In the absence of any such specification in such stockholders’ resolution, such director shall have one (1) vote on any matter brought before the Board of Directors.

SIXTH:    The name and mailing address of the incorporator is:

Christopher Conoscenti

c/o Chartwell Minerals Inc.

412 West 15th Street, 11th Floor

New York, NY 10011

SEVENTH:    Directors of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH:    From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions, authorized by the laws of the State of Delaware at the time in force, may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article Eighth.

NINTH:    In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws, without any action on the part of the stockholders, but the stockholders may make additional By-Laws and may alter, amend or repeal any By-Law whether adopted by them or otherwise. The Corporation may in its By-Laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

Signature page follows

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 16th day of April, 2019.

/s/ Christopher Conoscenti
Christopher Conoscenti

Signature Page to Certificate of Incorporation – Chartwell Minerals Inc.